Exhibit 99.1

Covalent Announces Management Changes In Support of Globalization Strategy

WAYNE, Pa., December 18, 2003: As part of its globalization strategy, Covalent Group, Inc. (Nasdaq: CVGR) today announced a strategic realignment of its senior management team in order to provide more balanced responsibilities between US and internationally based personnel.

Effective immediately, Dr. John Hall has been appointed Chief Medical Officer of the Company and will assume responsibility for integration of global efforts with the Company’s Strategic Partners. Dr. Hall will continue in his role as Managing Director for Covalent Group, Ltd. and remain based in our office in Guildford, UK. Alison O’Neill, Vice President of Global Project Management, has been appointed to the newly created position of Senior Vice President, Clinical Operations. In that capacity she will be responsible for Global Project and Field Management, Global Data Services and Global Regulatory Affairs. Mrs. O’Neill will be joining Dr. Hall as a Director of Covalent Group and will have offices in Guildford, UK and Wayne, PA. Daniel W. Hood, CPA, has been appointed Principal Accounting Officer for Covalent. Prior to this new promotion, Mr. Hood held the position of Controller for Covalent. He has been with the Company for three years working from Corporate Headquarters in Wayne, PA. He will assume many of the financial duties held by Jorge A. Leon, Chief Financial Officer and Chief Operating Officer, who will be leaving the company and his position on the Board of Directors at the end of the year.

Kenneth M. Borow, M.D., Covalent’s Chief Executive Officer and President commented, “I want to congratulate Alison, John and Dan on their new assignments. I also want to thank Jorge for his many contributions to Covalent. We wish him the very best in all of his future endeavors”.

Dr. Borow continued, “The new responsibilities assigned to Dr. Hall and Mrs. O’Neill reflect the growing importance of global operations to Covalent’s future. This is particularly evident from our two recently announced strategic partnerships with iLiFEdata/Institute for International Health (based in Sydney, Australia) and Geny Research Corp. (based internationally in Moscow, Russia). As a group, Covalent can now provide its present and future clients with full-service contract research organization (CRO) and drug development capabilities with a geographic reach stretching from North America and Western Europe to Russia, the Ukraine, Eastern Europe, Australia, New Zealand, and the Asia Pacific Region.”

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, neurology,

Exhibit 99.1

oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, womens’ health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. In addition, the Company’s use of its proprietary TeleTrial® technology to support its drug development services creates consistency in the way it conducts clinical trials globally. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners based in Sydney, Australia and Moscow, Russia, Covalent is able to meet many of the global drug development needs of its clients.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; and (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Registration Statement on Form S-3, Annual Report on Form 10-KSB and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department.

Investor relations contact:	Jill T. Meleski, (646) 536-7032
Media contact:	Gregory Q. Tiberend, (646) 536-7005
Contact us on-line:	www.covalentgroup.com